EXHIBIT 99(a)(1)

State Street Bank and Trust Company
Corporate Trust Department
Two International Place, 5th Floor
Boston, Massachusetts 02110


                 MORTGAGE CAPITAL FUNDING, INC. SERIES 1996-MC1

                              OFFICER'S CERTIFICATE

                           ANNUAL COMPLIANCE STATEMENT

                           for the Year Ended 12/31/96


Pursuant to the requirements of Section 3.13 of that certain Pooling and Servicing Agreement (PSA) governing the referenced Trust, it is hereby certified that (i) the undersigned has completed a review of the activities and performance of GMAC Commercial Mortgage Corporation (GMACCM), as Master Servicer and Special Servicer, related to its obligations under the PSA for the current calendar year; (ii) to the best of the undersigned's knowledge on the basis of that review GMACCM as Master Servicer and Special Servicer has in all material respects fulfilled all of its obligations under the PSA throughout such calendar year; and (iii) GMACCM as Master Servicer and Special Servicer has received no notice regarding qualification, or challenging the status, of any portion of the Trust Fund as a REMIC from the Internal Revenue Service or any other governmental agency.


/s/ Ann W. Cassidy                       3/10/97
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Ann W. Cassidy, Sr. Vice President/Date



/s/ Gary Severyn                         3/11/97
------------------------------------------------
Gary Severyn, Vice President/Date


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